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                                                                    EXHIBIT 11.1


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                 USA TRUCK, INC.


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

                                                           Three Months Ended
                                                               March 31,
                                                  -----------------------------------
                                                       2000                  1999
                                                  -------------         -------------
Numerator:
  Net income and comprehensive income ....        $    (394,385)        $   2,324,117
                                                  =============         =============

Denominator:
  Denominator for basic earnings per
    share - weighted average shares ......            9,266,229             9,392,817


  Effect of dilutive securities:-
  Employee stock options .................               22,747                59,664
                                                  -------------         -------------

Denominator for diluted earnings per
  share - adjusted weighted average
  shares and assumed conversions .........            9,288,976             9,452,481
                                                  =============         =============

Basic earnings per share .................        $       (0.04)        $        0.25
                                                  =============         =============

Diluted earnings per share ...............        $       (0.04)        $        0.25
                                                  =============         =============


                                                  $(9,288,976.0)        $(9,452,481.0)
                                                  =============         =============
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